Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated March 13, 2019, relating to the financial statements of Phillips Edison & Company, Inc. and subsidiaries appearing in the Annual Report on Form 10-K of Phillips Edison & Company, Inc. and subsidiaries for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
October 31, 2019